Exhibit 99.1

On October 19, 2005, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $541 million, today announced third quarter 2005 operating results and that the Board of Directors declared a dividend of $0.12 per share to shareholders of record on November 30, 2005, payable on December 15, 2005.

For the quarter ended September 30, 2005, United Bancshares, Inc. reported net income of $1,146,000, or $0.31 basic earnings per share.  This compares to third quarter 2004 net income of $1,097,000, or $0.30 basic earnings per share.  Compared with the same period in 2004, third quarter 2005 net income increased $49,000 or 4.5%.  The net income increase was the result of an increase of $215,000 in net interest income and a decrease in the provision for income taxes of $71,000, offset by a decrease in non-interest income of $99,000 and an increase in the provision for loan losses of $137,000.

Net income for the nine months ended September 30, 2005, totaled $3,362,000, or $0.91 basic earnings per share compared to net income of $2,705,000, or $0.74 basic earnings per share for the same period in 2004.  Compared with the same period in 2004, net income for the nine-month period ending September 30, 2005 increased $657,000 or 24.3%.  The increase in net income for the nine-month period was largely the result of an increase of $1,743,000 in net interest income.  This increase was offset by increases in non-interest expenses of $244,000, provision for loan losses of $237,000 and the provision for income taxes of $377,000, and a decrease of $228,000 in non-interest income.

Net interest income was $4,531,000 in the third quarter of 2005 compared to $4,316,000 for the same period of 2004, a $215,000 (5.0%) increase.  Net interest income was $13,560,000 for the nine-month period ending September 30, 2005 compared to $11,817,000 for the same period of 2004, a $1,743,000 (14.7%) increase.

For the quarter ended September 30, 2005, non-interest expenses totaled $3,559,000 compared to $3,558,000 for the comparable period of 2004.  For the nine-month period ended September 30, 2005, non-interest expenses totaled $10,714,000 compared to $10,470,000 for the comparable period of 2004, an increase of $244,000 (2.3%).

Although costs have only increased slightly, the Corporation remains committed to the improvement of internal controls and the overall operational environment. The operating results for the three and nine month periods included an adjustment to the provision for stock options based on the Corporation’s closing stock price as of September 30, 2005.  As a result of this adjustment, non-interest expenses increased $45,000 for the three-month period and decreased $39,000 for the nine-month period, each ended September 30, 2005 (there was no such adjustment in 2004).  Management believes that the 2.3% increase in non-interest expenses for the nine-month period ending September 30, 2005 compared to the same period in 2004, is very acceptable considering increases in costs of conducting business and the costs associated with various additional regulatory compliance, including compliance efforts regarding Section 404 of the Sarbanes-Oxley Act of 2002, for which the Corporation has incurred approximately $135,000 in direct costs for the nine month period ended September 30, 2005.

For the quarter ended September 30, 2005, the Corporation’s efficiency ratio was 66.06% compared to 66.98% for the same period of 2004.  Although the Corporation’s non-interest expenses remained essentially the same for the third quarter of 2005 compared to 2004, the efficiency ratio for 2005 improved primarily due to the aforementioned increase in net interest income compared to 2004.  For the nine-month period ended September 30, 2005, the Corporation’s efficiency ratio was 66.09% compared to 71.28% for the same period of 2004.  The 2005 year-to-date improvement was the primarily the result of the significant increase in the Corporation’s net interest income for the nine-month period ending September 30, 2005 compared to the same period in 2004.

Return on average assets was 0.84% for the third quarter of 2005, compared to 0.80% for the comparable quarter of 2004.  Return on average assets for the nine-month period ended September 30, 2005 was 0.81% compared to 0.70% for the same period in 2004.  Such increases reflect the improved 2005 earnings performance. Return on average shareholders’ equity for the third quarter of 2005 and 2004 was 10.26%.  Return on average equity for the nine months ended September 30, 2005 was 10.12% compared to 8.42% for the same period in 2004.

Loans at September 30, 2005, net of the allowance for loan losses, increased $8.2 million (2.7%) from December 31, 2004.  Securities available-for-sale decreased $29.0 million (13.6%) during this nine-month period.  Deposits during this same period decreased $12.2 million (3.3%).  Long-term debt decreased $4.8 million (3.7%) during the nine-month period.

Shareholders’ equity decreased from $44.2 million at December 31, 2004 to $44.0 million at September 30, 2005.  This net decrease was primarily the result of decreases in net unrealized gain on securities, net of tax ($1.4 million), the payment of dividends ($1.3 million) and the repurchase of shares by the Corporation (1.3 million), offset by net income ($3.4 million), the exercise of stock options ($224,000), and the sale of treasury shares ($136,000).

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K.